EXHIBIT 3.2

ARTICLES OF INCORPORATION

OF

KOHL’S CORPORATION

(Composite provided pursuant to Item 601(b)(3)(i) of Regulation S-K)

The undersigned incorporator, acting as incorporator of a corporation under the Wisconsin Business Corporation Law Chapter 180 of the Wisconsin Statutes (the “WBCL”), adopts the following Articles of Incorporation, for such corporation:

ARTICLE I

Name

The name of the corporation is Kohl’s Corporation.

ARTICLE II

Purposes

The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.

ARTICLE III

Capital Stock

The aggregate number of shares which the corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class and the par value thereof per share shall be as follows:

Designation Class	Par Value Per Share	Authorized Number of Shares

Common Shares	$.01	800,000,000
Preferred Shares	$.01	10,000,000

The preferences, limitations and relative rights of shares of each class of stock shall be as follows:

A. Common Shares.

(1) Voting. Except as otherwise provided by law and subject to the rights of holders of any series of Preferred Shares, only the holders of Common Shares shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. Except as otherwise provided by law, upon any such vote, each holder of Common Shares shall be entitled to one vote for each Common Share held of record by such shareholder.

(2) Dividends. Subject to the rights of holders of any series of Preferred Shares, the holders of Common Shares shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion, out of any funds of the corporation at the time legally available for payment of dividends on Common Shares.

(3) Liquidation. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the corporation, after there have been paid to or set aside for the holders of any series of Preferred Shares the full preferential amounts, if any, to which they are entitled, the holders of outstanding Common Shares shall be entitled to share ratably, according to the number of shares held by each, in the remaining assets of the corporation available for distribution.

B. Preferred Shares.

The Preferred Shares may be issued from time to time in one or more series in any manner permitted by law and the provisions of the Articles of Incorporation of the corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuances thereof, prior to the issuances of any shares thereof. Unless otherwise provided in the resolution establishing a series of Preferred Shares, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Shares shall be governed by the following provisions:

(i) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of Preferred Shares in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including (but not limiting the generality thereof) the following:

(A)	The number of shares to constitute each such series, and the designation of each such series.

(B)	The dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock, and whether such dividends shall be cumulative, noncumulative or partially cumulative.

(C)	Whether the shares of each such series shall be subject to redemption by the corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(D)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of each such series.

(E)	Whether or not the shares of each such series shall be convertible into or exchangeable for any other securities of the corporation, including shares of any other class, classes or series of any other class or classes of stock of the corporation, or any debt securities of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange.

(F)	The extent, if any, to which the holders of the shares of each such series shall be entitled to vote with respect to the election of directors or otherwise.

(G)	The restrictions, if any, on the issue or reissue of any additional Preferred Shares.

(H)	The rights of the holders of the shares of each such series upon the dissolution of, or upon the distribution of the assets of, the corporation.

(ii) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Shares, the holders of any such series shall have no voting powers whatsoever.

ARTICLE IV

Preemptive Rights

No holder of any capital stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

Board of Directors

(a) Number of Directors, Tenure and Qualifications. Except as provided pursuant to subparagraph (d) of this Article V, the number of directors constituting the Board of Directors of the corporation shall be such number, not less than 5 nor more than 15, as from time to time shall be determined by the then authorized number of directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The term of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 annual meeting of shareholders shall expire at such time. From and after the election of directors at the 2007 annual meeting of shareholders, the directors shall be elected to hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal from office.

(b) Vacancies. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or resulting from death, resignation, disqualification, removal or otherwise, other than a vacancy with respect to a director elected as provided pursuant to subparagraph (d) of this Article V, shall be filled by the vote of the majority of the directors then in office (excluding directors, if any, elected as provided pursuant to subparagraph (d) of this Article V), even if less than a quorum, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director so elected to fill any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal from office.

(c) Removal of Directors. Exclusive of directors, if any, elected as provided pursuant to subparagraph (d) of this Article V, a director of the corporation may be removed from office prior to the expiration of his term of office at any time, but only for cause and only by the affirmative vote of a majority of the outstanding shares of capital stock of the corporation entitled to vote with respect to the election of such director at a meeting of the shareholders duly called for such purpose.

(d) Directors Elected by Preferred Shares. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Shares issued by the corporation shall have the right, voting pursuant to the terms of such Preferred Shares, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of such Preferred Shares. Unless expressly provided by such terms, directors so elected shall not be divided into classes and, during the prescribed terms of office of such directors, the Board of Directors shall consist of such number of directors determined as provided in subparagraph (a) of this Article V plus the number of directors determined as provided in this subparagraph (d) of this Article V.

(e) Shareholder Nominations. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the corporation.

(f) Amendment or Repeal. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock entitled to vote on the matter, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article V.

(g) Voting for Directors. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Notwithstanding the foregoing, the Board of Directors may determine for any uncontested election of directors that a director shall be elected to a new term only if the director receives the affirmative vote of a majority of the votes cast. If any incumbent director fails to receive such required vote, he or she shall continue to serve until his or her successor is elected and, if necessary, qualifies or until there is a decrease in the number of directors, subject to such director’s earlier death, resignation, disqualification or removal from office.

ARTICLE VI

Shareholder Action

The shareholders shall not be entitled to take action without a meeting by less than unanimous consent. Except as otherwise required by law and subject to the express rights of the holders of any class or series of stock having a preference over the Common Shares as to dividends or upon liquidation, annual and special meetings of the shareholders shall be called, the record date or dates shall be determined and notice shall be sent as set forth in the Bylaws of the corporation. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock entitled to vote on the matter, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal Articles II or VIII of the Bylaws, or this Article VI or any provision thereof or hereof; provided, however, that the Board of Directors may alter, amend, or adopt any provision inconsistent with, or repeal Articles II or VIII of the Bylaws, or any provision thereof, without a vote of shareholders.

ARTICLE VII

Registered Office and Agent

The address of the initial registered office of the corporation is 44 East Mifflin Street, Madison, Dane County, Wisconsin 53703 and the name of its initial registered agent at such address is C T Corporation System.

ARTICLE VIII

Incorporator

The name and address of the incorporator is Peter M. Sommerhauser, 780 North Water Street, Milwaukee, Wisconsin 53202.

Executed this 19th day of May, 1993.

/s/Peter M. Sommerhauser
Peter M. Sommerhauser

This instrument was drafted by Larry D. Lieberman, Godfrey & Kahn, S.C., 780 N. Water Street, Milwaukee, Wisconsin 53202.